EXECUTIVE CHAIRMAN EMPLOYMENT AGREEMENT

This Executive Chairman Employment Agreement (the "**Agreement**") is entered into as of January 1, 2020 between bioAffinity Technologies, Inc. (the "**Corporation**"), and Steven Girgenti (the "**Executive**").

Recitals

WHEREAS, in addition to his service as Chairman of the Corporation's Board of Directors (the "**Board**"), Executive also serves in an executive employment position with the Corporation; and

WHEREAS, Executive historically has received no additional compensation for his services in his executive capacity; and

WHEREAS, the Corporation and Executive believe that it is in the best interests of the Corporation to provide Executive with compensation for his executive services, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment; Term. Subject to the terms and conditions of this Agreement, effective January 1, 2020, the Corporation shall continue to employ Executive in his position as Executive Chairman, and Executive hereby accepts continuation of such employment, which shall continue until (i) Executive no longer serves as Chairman of the Board; (ii) Executive's employment services are terminated by the Board; (iii) Executive terminates employment hereunder due to voluntary resignation, Good Reason (as defined below), or disability, as defined in the Corporation's long-term disability plan ("**Disability**"); or (iv) Executive's death, whichever occurs first.

2. Position; Duties. Executive shall serve as the Corporation's Executive Chairman of the Board. In addition to his Board duties, Executive shall perform executive employment services for the Corporation involving leadership and direction, as are customarily associated with the position of Executive Chairman. In his dual role, it is expected that Executive shall devote a substantial portion of his business time to the affairs of the Corporation and his duties hereunder; provided, however, that Executive may engage in civic and professional activities, services on other boards of directors and similar activities, as long as such activities do not constitute a conflict of interest or impair Executive's performance of services to the Corporation in both his Board and executive capacities. Executive shall perform his duties diligently and to the best of his ability, in compliance with the Corporation's policies and procedures.

3. Employment Compensation. As compensation for Executive's employment services under this Agreement, the Corporation shall provide Executive with compensation in the amount of ten thousand dollars ($10,000) per month; one-half (1/2) in cash and one-half (1/2) in the

Corporation's restricted stock, as described more fully below. The Board may increase or decrease Executive's employment compensation in its sole discretion.

(a) Cash Base Compensation/Deferred Compensation Account. One-half (1/2) of Executive's compensation shall be paid in cash (the "**Cash Base Compensation**") on normal payroll dates, less applicable withholding taxes; provided, however, that Executive's Cash Base Compensation shall be deferred and credited to an unfunded bookkeeping account established on his behalf (the "**Cash Deferred Compensation Account**"). The Cash Deferred Compensation Account shall be maintained for bookkeeping purposes only and shall require no segregation of the Corporation's assets and be payable to Executive from the Corporation's general assets in the form of a cash lump sum payment, commencing within sixty (60) days following the earliest to occur of (i) the consummation of a Change in Control of the Corporation; (ii) Executive's termination of services as Chairman of the Board, (iii) upon Executive's termination of employment hereunder for any reason that does not constitute Cause (as defined in Section 5, below), (iv) upon Executive's death, or (v) the third (3rd) anniversary of the applicable payroll date when such Cash Base Compensation would have been paid but for the deferral.

(b) Equity Base Compensation. One-half (1/2) of Executive's base compensation shall be paid in the form of an annual restricted stock grant at the end of each fiscal year of the Corporation, valued at one hundred percent (100%) of the fair market value per share of the Corporation's common stock on the grant date, in accordance with the terms of the Corporation's 2014 Equity Incentive Plan, or such equity plan of the Corporation as then in effect. Each restricted stock grant shall vest on the earliest to occur of (i) the third (3rd) anniversary of the grant date; (ii) a Change in Control of the Corporation (defined below); (iii) termination of Executive's employment by the Corporation without Cause (defined below); (iv) termination of employment by Executive for Good Reason (defined below); (v) termination of employment by Executive for Disability; or (vi) termination of employment due to Executive's death. Prior to full vesting, Executive shall be entitled to vote the restricted shares and receive dividends or dividend equivalents on such shares, as applicable.

(c) One Time Bonus. On the effective date of this Agreement, the Corporation shall provide Executive with a one-time signing bonus in the amount of sixty thousand dollars ($60,000) (the "**One Time Bonus**"); payable one-half (1/2) in cash and one-half (1/2) in restricted stock. The cash portion of the One Time Bonus shall be deferred and credited to the Executive's Cash Deferred Compensation Account. The equity portion of the One Time Bonus shall be paid in the form of a restricted stock grant, valued at one hundred percent (100%) of the fair market value per share of the Corporation's common stock on the effective date of this Agreement, in accordance with the terms of the Corporation's 2014 Equity Incentive Plan. The restricted stock grant shall vest on the earliest to occur of (i) the third (3rd) anniversary of the grant date; (ii) a Change in Control of the Corporation (defined below); (iii) termination of Executive's employment by the Corporation without Cause (defined below); (iv) termination of employment by Executive for Good Reason (defined below); (v) termination of employment by Executive for

Disability; or (vi) termination of employment due to Executive's death. Prior to full vesting, Executive shall be entitled to vote the restricted shares and receive dividends or dividend equivalents on such shares, as applicable.

(d) Withholdings. The Corporation shall withhold from any amounts payable under this Agreement such federal, state and local taxes as the Corporation determines are required to be withheld pursuant to applicable law.

(e) Change in Control Definition. For purposes of this Agreement, **"Change in Control"** shall be defined as the occurrence of any of the following events:

(i) If any one person, or more than one person acting as a group (as defined in Code Section 409A and IRS guidance issued thereunder), acquires ownership of capital stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the capital stock of the Corporation on an as-converted basis. However, if any one person or more than one person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the capital stock of the Corporation on an as-converted basis, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a Change in the Effective Control of the Corporation (within the meaning of Code Section 409A and IRS guidance issued thereunder). An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation), and stock in such Corporation remains outstanding after the transaction.

(ii) If a majority of members on the Corporation's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Corporation refers solely to the "relevant" Corporation, as defined in Code Section 409A and IRS guidance issued thereunder), for which no other Corporation is a majority shareholder.

(iii) If there is a change in the ownership of a substantial portion of the Corporation's assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Code Section 409A and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market

value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

4. Reimbursement of Expenses. The Corporation shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, subject to Executive's compliance with the Corporation's reimbursement policies in effect from time to time and Section 12(f) below.

5. Employment Termination. Executive's employment under this Agreement shall terminate as of the earliest Termination Date. Executive's **"Termination Date"** shall be as follows:

(a) Death or Disability : Automatically and immediately effective upon Executive's death, or Executive's employment termination due to Disability.

(b) Termination as Chairman of Board: Automatically and immediately effective upon Executive's termination as Chairman of the Board.

(c) Involuntary Termination of Employment Without Cause by the Board: Automatically and immediately effective upon Executive's termination of employment without Cause by the Board.

(d) Termination of Employment by Board for Cause: Automatically and effective immediately upon Executive's termination of employment by the Board for Cause, subject to expiration of the notice period below (if applicable). For purposes of this Agreement, **"Cause"**, as determined by the Board in its good faith judgment, shall be defined as Executive's theft, embezzlement or other unlawful misappropriation of money or other property from the Corporation.

(e) Voluntary Resignation by Executive. Effective upon thirty (30) days' written notice to the Corporation at any time for any reason.

(f) Resignation by Executive for Good Reason. Effective within thirty (30) days following expiration of the Corporation's cure period without remedy, as described in Section 6(b) below.

6. Effect of Termination.

(a) Cash Compensation. When Executive's employment with the Corporation is terminated for any reason, Executive, or his named beneficiary or estate, as applicable, shall be entitled to receive the cash compensation earned through the applicable Termination Date, along with reimbursement for any approved business expenses that Executive has timely submitted for reimbursement in accordance with the Corporation's expense reimbursement policy or practice. Notwithstanding the foregoing, upon termination for Cause, Executive shall not be entitled to his Cash Deferred Compensation

Account. Other than termination for Cause, payment of Executive's Cash Deferred Compensation Account shall occur in accordance with Section 3, above.

(b) Restricted Stock Compensation. If not previously vested at Executive's employment termination date, one hundred percent of Executive's outstanding shares of restricted stock granted under this Agreement (both as base equity compensation and the one-time equity bonus in Section 3(c)), shall fully vest, provided that Executive's employment termination is due to (i) a Change in Control, (ii) involuntary termination by the Corporation without Cause, (iii) Executive's death; (iv) Executive's employment termination due to Disability, or (v) Executive's employment termination due to Good Reason. For purposes of this Agreement, "Good Reason" means any of the following occurrences without the Executive's written consent:

(i) any material reduction in Executive's base compensation;

(ii) any material reduction in Executive's status, position or responsibilities under the Agreement;

(iii) any material breach of the terms of this Agreement by the Corporation; or

(iv) the removal of Maria Zannes as President and Chief Executive Officer of the Corporation.

Notwithstanding the foregoing, to terminate employment for Good Reason, Executive must provide the Corporation with written notice of his intent to terminate employment for Good Reason within ninety (90) days following Executive's first knowledge of any of the Good Reason occurrences set forth above, and provide the Corporation with a period of thirty (30) days to correct the occurrence. If the Corporation does not remedy the occurrence within such 30-day cure period, Executive must terminate employment within thirty (30) days after expiration of the cure-period, or lose the right to terminate employment for Good Reason.

(c) No Further Obligations. Except as expressly provided above or as otherwise required by law, the Corporation shall have no obligations to Executive in the event of the termination of his employment under this Agreement for any reason.

7. Representations of Executive. Executive represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair his ability to perform the duties and obligations required hereunder. Executive further agrees that he shall not divulge to the Corporation any confidential information and/or trade secrets belonging to others, including Executive's former employers, nor shall the Corporation seek to elicit from Executive such information. Consistent with the foregoing, Executive shall not provide to the Corporation, and the Corporation shall not request, any documents or copies of documents containing such information.

8. Confidential Information.

(a) Executive acknowledges that the Corporation has and shall continue to give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to the Corporation or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Corporation's Business (collectively, **"Confidential Information"**). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Corporation related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Corporation; information related to the Corporation's inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Corporation's customers, suppliers, distributors, or investors; the specific terms of the Corporation's agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Corporation may be associated from time to time; and any and all information relating to the operation of the Corporation's business which the Corporation may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Corporation as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b) Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.

(c) Executive acknowledges that the Confidential Information is owned or licensed by the Corporation; is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that he shall not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(d) During and after his employment with the Corporation and service on the Board, Executive shall hold in trust and confidence all Confidential Information, and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Corporation or as authorized in writing by the Corporation. Executive further agrees that during and after his employment with the Corporation and service on the Board, Executive shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Corporation or as authorized in writing by the Corporation.

(e) The restrictions in Section 8(d) above shall not apply to any information to the extent that Executive is required to disclose such information by law, provided that Executive (i) notifies the Corporation of the existence and terms of such obligation, (ii) gives the Corporation a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses the information actually required to be disclosed.

9. Return of Property. Upon request by the Corporation during employment and at the termination of his employment and service on the Board, Executive shall return to the Corporation all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Corporation in his possession or under his control. If requested by the Corporation, Executive shall certify in writing that all such materials have been returned to the Corporation. Executive also expressly agrees that immediately upon the termination of his employment with the Corporation for any reason, Executive shall cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Corporation for the use of its employees.

10. Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any Inspector General of any United States federal agency, or making other disclosures under the whistleblower provisions of federal law or regulation. Executive is not required to obtain the prior authorization of the Corporation to make any such reports or disclosures, and Executive shall not be required to notify the Corporation that such reports or disclosures have been made.

11. Trade Secrets. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

12. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, his heirs, executors, and/or personal representatives. The Corporation may freely assign or transfer this Agreement to an affiliated Corporation or to a successor following a merger, consolidation, sale of assets or equity, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive's rights, interests or obligations in this Agreement.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

(d) Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to the other party on (i) the date it is actually delivered by overnight courier service (such as FedEx) or personal delivery of such notice in person, or (ii) three (3) days after mailing by certified or registered U.S. mail, return receipt requested; in each case the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:	Steven Girgenti 3312 Judith Drive Bellmore, NY 11710
If to Corporation:	BioAffinity Technologies, Inc. 22211 W. Interstate 10, Suite 1206 San Antonio, TX 78257 Attn: Maria Zannes
With a copy to:	Wilhelm E. Liebmann Dykema Gossett, PLLC 112 E. Pecan St., Suite 1800 San Antonio, TX 78205

(e) Amendments and Waivers. No amendment to any provision of this Agreement shall be valid unless the amendment is in writing and signed by the Corporation and Executive. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement shall not affect such party's rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f) Taxes and Code Section 409A.

(i) It is intended that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the **"Code"**), and to the maximum extent permitted, this Agreement, shall be interpreted accordingly. Notwithstanding the foregoing, the Corporation shall have no responsibility for any taxes, penalties or interest incurred by Executive in connection with any payments or benefits provided under this Agreement, including any imposed by Code Section 409A. A termination of employment under this Agreement shall not be deemed to have occurred for purposes of any provision of this Agreement that provides for the payment of any amounts or benefits upon or following a termination of employment, unless such termination also constitutes a "separation from service" within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "termination from employment," or like terms shall mean "separation from service." Notwithstanding the foregoing, a separation from service shall not be required for payment of Executive's Deferred Compensation Account in the event of a Change in Control. For purposes of Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(ii) To the extent that reimbursement or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the Termination Date to be a "specified employee" within the meaning of Code Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date that is the earlier of (A) the expiration of the six-month period measure from the date of such "separation from service" of Executive, and (B) the date of Executive's death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this

Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(g) ERISA. The Deferred Compensation Account under this Agreement constitutes an unfunded arrangement for a member of a select group of the Corporation's management or highly compensated employees ("**Top Hat Plan**"), and any exemption under ERISA applicable to such an arrangement shall be applicable to the Deferred Compensation Account.

(h) Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(i) Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any "Section" refers to the corresponding Section of this Agreement. The word "including" in this Agreement means "including without limitation." This Agreement shall be construed as if drafted jointly by the Corporation and Executive and no presumption or burden of proof shall arise favoring or disfavoring the Corporation or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement shall be construed to be of such gender or number as the circumstances require.

(j) Survival. The terms of Section 8 shall survive the termination of this Agreement.

(k) Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(l) Venue. Executive and the Corporation agree that the exclusive forum for resolving any disputes between the parties related to the Agreement shall be arbitration before the American Arbitration Association ("AAA") in San Antonio, Texas, applying the Employment Arbitration Rules and Mediation Procedures. The arbitrator's sole authority shall be to interpret and apply the terms of the Agreement with no power to modify, change or amend the Agreement. However, the arbitrator is empowered to grant any legal or equitable relief available to the parties, including interim equitable relief as set forth in the Optional Rules for Emergency Measures of Protection. Any award of arbitration may be enforced through proceedings in a court of competent jurisdiction in the State of Texas.

(m) Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law principles of any jurisdiction.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth below.

BIOAFFINITY TECHNOLOGIES, INC.

By: ______________________________
Maria Zannes
President and Chief Executive Officer

Date: December 29, 2019

____

____

Steven Girgenti, Executive

Date: December 30, 2019

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4821-7721-6681.6